Exhibit 99.1
GENELABS REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX
MONTHS OF 2008
REDWOOD CITY, Calif. — August 12, 2008 — Genelabs Technologies, Inc. (Nasdaq:GNLB), a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases, reported financial results for the second quarter and six months ended June 30, 2008.
Genelabs reported revenues of $2.9 million and a net loss of $3.2 million, or $0.07 per share, for the second quarter of 2008. This compares to revenues of $4.7 million and a net loss of $0.4 million, or $0.01 per share, for the second quarter of 2007. Revenues for the first six months of 2008 were $7.1 million, and the net loss was $5.0 million, or $0.12 per share, compared to revenues of $8.3 million and a net loss of $0.9 million, or $0.03 per share, for the first six months of 2007.
Genelabs had $28.8 million in cash and cash equivalents at June 30, 2008 as compared to $37.6 million at December 31, 2007 and $31.8 million at March 31, 2008. The Company estimates that its current cash resources will be adequate to provide liquidity for operations into fiscal year 2010.
“During the second quarter we were pleased that Novartis determined that it would continue to internally advance the development of compounds identified in the research phase of our collaboration and we look forward to potential future milestone achievements from this program,” said Fred Driscoll, Chief Financial Officer. “We have also made progress with our four internal hepatitis C virus (HCV) discovery programs. From a strategic perspective, we continue to explore partnership opportunities leveraging the value of our internal HCV platform.”
Revenue decreased in 2008 compared to the 2007 periods primarily because of a decrease in overall contract revenue following the conclusion of the research phase of our collaboration with Gilead Sciences, Inc. (Gilead) on September 30, 2007. This decrease was partially offset by higher contract revenue recognized under our collaboration with Novartis. Operating expenses increased in the 2008 periods due primarily to higher personnel, legal and financial advisory costs. Additionally, during the first quarter of 2007, a gain of $1.2 million was recorded on the disposition of our investment in Genovate Biotechnology Co., Ltd. with no similar transaction in 2008.
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Genelabs Reports Results for the Second Quarter of 2008
About Genelabs Technologies
Genelabs is a biopharmaceutical company focused on the discovery and development of novel compounds for infectious diseases. In addition to a late-stage drug candidate for Hepatitis E partnered with GlaxoSmithKline, the company is advancing multiple partnered and proprietary compounds designed to selectively inhibit replication of the hepatitis C virus. For more information, please visit www.genelabs.com.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS:
This press release contains forward-looking statements regarding Genelabs’ business strategy, our ability to continue funding our operations and our ability to successfully advance our infectious disease pipeline and secure new research collaborations. These statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially. Uncertainties and risks include, without limitation, failures or setbacks in our HCV research programs, in our collaboration with Novartis or in our efforts to secure new research collaborations; competition; increases in expenses and Genelabs’ capital requirements. Please also refer to the Company’s periodic reports filed with the Securities and Exchange Commission. Genelabs does not undertake any obligation to update or revise forward-looking statements in this press release.

Contact:	Frederick Driscoll Chief Financial Officer 650-562-1477
-Financials to Follow-

Genelabs Reports Results for the Second Quarter of 2008
GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$28,759	$37,575
Other current assets	624	2,353
Property and equipment, net	3,416	2,854
Long-term deposit	112	112

	$32,911	$42,894

Liabilities and Shareholders’ Equity

Liabilities, including unearned contract revenue	$4,315	$10,190
Shareholders’ equity	28,596	32,704

	$32,911	$42,894

Note 1: Derived from audited financial statements

Genelabs Reports Results for the Second Quarter of 2008
GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007
Revenue:
Contract	$2,717	$4,404	$6,697	$7,808
Royalty	207	301	441	482

Total Revenue	2,924	4,705	7,138	8,290

Operating expenses:
Research and development	4,067	3,785	8,261	7,681
General and administrative	2,201	1,640	4,324	3,318

Total operating expenses	6,268	5,425	12,585	10,999

Operating loss	(3,344)	(720)	(5,447)	(2,709)
Gain on sale of long-term investment	—	—	—	1,189
Interest income	159	312	446	597

Net loss	$(3,185)	$(408)	$(5,001)	$(923)

Net loss per common share — basic and diluted	$(0.07)	$(0.01)	$(0.12)	$(0.03)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	43,260	29,986	43,258	28,562